Exhibit 99.1

Norcraft Holdings, L.P. Commences Tender Offer and

Consent Solicitation for 9.75% Senior Discount Notes due 2012

April 19, 2011 – Eagan, Minnesota – Norcraft Holdings, L.P. (the “Company”) announced today that it has commenced an offer to purchase for cash (the “Tender Offer”) any and all of its and Norcraft Capital Corp.’s outstanding $53,700,000 in aggregate principal amount of 9.75% Senior Discount Notes due 2012 (the “Notes”) and a consent solicitation (the “Consent Solicitation”) with respect to certain proposed amendments to the indenture governing the Notes (the “Indenture”).

The purpose of the Tender Offer is to acquire all of the outstanding Notes. The primary purpose of the Consent Solicitation and the proposed amendments to the Indenture is to substantially eliminate all of the restrictive covenants and certain events of default from the Indenture.

The Tender Offer will expire at 11:59 p.m. New York City time on May 16, 2011, unless extended or earlier terminated (the “Expiration Date”). Under the terms of the Tender Offer, holders of the Notes who validly tender their Notes and consents prior to 5:00 p.m. New York City time on May 2, 2011 (as, such time and date may be extended, the “Consent Date”) and do not validly withdraw their Notes and consents prior to 5:00 p.m. New York City time on May 2, 2011 (as, such time and date may be extended, the “Withdrawal Deadline”) will receive the total consideration of $1,003.75 per $1,000 principal amount of Notes tendered, which is equal to the “tender offer consideration” of $983.75 plus the “consent payment” of $20.00 per $1,000 principal amount of Notes tendered. Holders of the Notes who validly tender (and do not validly withdraw) their Notes and consents after the Consent Date, but prior to the Expiration Date, will receive the tender offer consideration, but not the consent payment. In both cases, holders whose Notes are purchased in the Tender Offer will also be paid accrued and unpaid interest from the most recent interest payment date on the Notes to, but not including, the applicable settlement date.

The Company intends to redeem any Notes that remain outstanding after the Expiration Date in accordance with the terms of the Indenture. Under the terms of the Indenture, the Company may redeem the Notes, in whole or in part, on or after September 1, 2010, at a redemption price equal to 100.0% of the principal amount thereof plus accrued and unpaid interest. If any of the Notes are not validly tendered and purchased pursuant to the Tender Offer, immediately following the consummation of the Tender Offer the Company intends to redeem those Notes at a redemption price equal to 100.0%, plus accrued and unpaid interest. This press release does not constitute a notice of redemption under the optional redemption provision of the Indenture.

The Tender Offer and Consent Solicitation are conditioned on the satisfaction of certain conditions, including, among other things, (i) the receipt of consents to the proposed amendments from the holders of at least a majority of the aggregate principal amount of the Notes outstanding, (ii) the successful consummation of a specified debt financing resulting in gross proceeds of at least $56.0 million to the Company and (iii) the execution of a supplemental indenture to the Indenture implementing the proposed amendments. If any of the conditions are not satisfied, the Company is not obligated to accept for payment or to purchase or pay for any tendered Notes or make any consent payment, subject to applicable laws, and may even terminate the Tender Offer and Consent Solicitation.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company or any of its subsidiaries. The offers to purchase the securities are only being made pursuant to the offer documents, including the Offer to Purchase and Consent Solicitation Statement that the Company is distributing to holders of the Notes. No offers are being made herein to holders of securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

UBS Securities LLC is the Dealer Manager for the Tender Offer and Consent Solicitation. Global Bondholder Services Corporation is acting as the Information Agent and as the Depositary. Persons with questions regarding the offer should contact the Dealer Manager, toll-free at (888) 719-4210 or collect at (203) 719-4210. Requests for documentation relating to the Tender Offer and Consent Solicitation may be directed to the Information Agent, toll-free at (866) 470-4300.